SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE	Exhibit 12(a)

[•], 2025

Managed Account Series

BlackRock ETF Trust

100 Bellevue Parkway

Wilmington, DE 19809

Ladies and Gentlemen:

BlackRock GA Disciplined Volatility Equity Fund (the “Target Fund”), a series of Managed Account Series, a registered investment company and a Delaware statutory trust (the “Target Trust”), and iShares Disciplined Volatility Equity Active ETF (the “Acquiring Fund”), a newly created series of BlackRock ETF Trust, a registered investment company and a Delaware statutory trust (the “Acquiring Trust”), have requested our opinion as to certain federal income tax consequences of the Reorganization (as defined below) pursuant to an Agreement and Plan of Reorganization dated as of [•], 2025 (the “Agreement”). The Agreement contemplates (i) the transfer of all of the assets of the Target Fund to the Acquiring Fund (the “Assets”), in exchange for the assumption by the Acquiring Fund of certain stated liabilities of the Target Fund (the “Target Fund Stated Liabilities”) and newly issued shares of the Acquiring Fund (the “Acquiring Fund Shares”), (ii) the distribution of the Acquiring Fund Shares to the shareholders of the Target Fund who hold shares of the Target Fund (“Target Fund Shares”) through a brokerage account that can accept Acquiring Fund Shares or an IRA or group retirement plan whose plan sponsor has the ability to hold shares of exchange-traded funds (“ETFs”) on its platform; (iii) the distribution of cash to shareholders of the Target Fund in lieu of fractional Acquiring Fund Shares; (iv) with respect to shareholders of the Target Fund who hold Target Fund Shares through (a) a brokerage account that cannot accept Acquiring Fund Shares or (b) an individual retirement account (“IRA”) or group retirement plan whose plan sponsor does not have the ability to hold shares of ETFs on its platform, the distribution of cash equal to the net asset value of the Target Fund Shares held by such shareholders of the Target Fund; and (v) the termination, dissolution and complete liquidation of the Target Fund (all the foregoing transactions involving the Acquiring Fund and Target Fund being referred to herein collectively as the “Reorganization”). This opinion is being delivered pursuant to Section 8.5 of the Agreement.

We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the

Managed Account Series

BlackRock ETF Trust

authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

We have made inquiry as to the underlying facts that we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon representations made in letters from each of the Target Trust and the Acquiring Trust, addressed to us for our use in rendering this opinion (the “Tax Representation Letters”). We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate.

The conclusions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

Based upon the foregoing, we are of the opinion with respect to the Reorganization that for U.S. federal income tax purposes:

1. (i) The transfer of all of the Assets of the Target Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Target Fund Stated Liabilities followed by the distribution of the Acquiring Fund Shares to the Target Fund shareholders and the distribution of cash in lieu of fractional Acquiring Fund shares to the Target Fund shareholders and cash in lieu of Acquiring Fund Shares to Target Fund shareholders who do not hold Target Fund Shares through (a) a brokerage account that can accept Acquiring Fund Shares or (b) an IRA or group retirement plan whose plan sponsor has the ability to hold shares of ETFs on its platform, and (ii) the termination, dissolution and liquidation of the Target Fund, all pursuant to the Agreement, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Acquiring Fund and the Target Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

2. No gain or loss will be recognized by the Acquiring Fund upon the receipt of the Assets of the Target Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Target Fund Stated Liabilities;

3. No gain or loss will be recognized by the Target Fund upon the transfer of the Assets of the Target Fund to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Target Fund Stated Liabilities or upon the distribution of the Acquiring Fund Shares to the Target Fund shareholders followed by the complete liquidation of the Target Fund;

Managed Account Series

BlackRock ETF Trust

4. No gain or loss will be recognized by the Target Fund shareholders upon the receipt of their Acquiring Fund Shares pursuant to the Reorganization, except with respect to cash received, if any;

5. The aggregate tax basis of Acquiring Fund Shares received by each Target Fund shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund Shares exchanged therefor by such shareholder, reduced by the amount of any tax basis allocable to a fractional share for which cash is received, if any;

6. The holding period of the Acquiring Fund Shares to be received by each Target Fund shareholder pursuant to the Reorganization will include the period during which the Target Fund Shares exchanged therefor were held by such shareholder, provided such Target Fund shares are held as capital assets at the time of the Reorganization;

7. The tax basis of the Assets acquired by the Acquiring Fund will be the same as the tax basis of such Assets to the Target Fund immediately before the Reorganization; and

8. The holding period of the Assets in the hands of the Acquiring Fund will include the period during which those Assets were held by the Target Fund.

This opinion does not address, with respect to shareholders of the Target Fund who do not hold Target Fund Shares through (a) a brokerage account that can accept Acquiring Fund Shares or (b) an IRA or group retirement plan whose plan sponsor has the ability to hold shares of ETFs on its platform, the distribution of cash equal to the net asset value of the Target Fund Shares held by such shareholders of the Target Fund.

Our opinion is based upon the accuracy of the certifications, representations and warranties and satisfaction of the covenants and obligations contained in the Agreement, the Tax Representation Letters and in the various other documents related thereto. Our opinion may not be relied upon if any of such certifications, representations or warranties are not accurate to any material extent or if any of such covenants or obligations are not satisfied in all material respects.

We are furnishing this opinion to the Target Trust and the Acquiring Trust solely for the benefit of the Target Fund and the Acquiring Fund in connection with the Reorganization. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose or by any other person.

Sincerely yours,

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